Exhibit 4.32

COOPERATION AGREEMENT

Party A:                       NetEase (Hangzhou) Network Co., Ltd.

Address:                        Room 103-105, 1/F, Building 18, No.1 Jiaogong Road, Hangzhou, Zhejiang Province, P.R. China

Party B:                       Hangzhou Leihuo Network Co., Ltd.

Address:                        Room 601-603, 6/F, Building 18, No.1 Jiaogong Road, West Lake District, Hangzhou, Zhejiang Province, P. R. China

In this Agreement, Party A and Party B are called collectively as the “Parties” and each of them is a “Party.”

Whereas

1.                  Party A is an enterprise incorporated under the laws of the PRC, mainly engaging in businesses such as the development and production of computer software, hardware, the development and service of network communication products, internet portal technology, e-commerce technology, electronic publishing technology, and the sales of products manufactured by itself.

2.                  Party B is an enterprise incorporated under the laws of the PRC, engaging in the business of Value-Added Telecommunications pursuant to the permission of the Telecommunications Administration of Zhejiang Province.  Party B is the holder of the Value-added Telecommunication Business Permit (增值电信业务经营许可证) of Leihuo Website.

3.                  Party A and Party B shall cooperate with each other in joint business operation to face and serve clients.

NOW, THEREFORE, Party A and Party B agree as follows after negotiation:

1.                  Scope of Cooperation

Party A and Party B agree to cooperate and provide services to each other according to the provisions stated on Appendix 1, attached to this Agreement.

2.                  Manner of Joint Service

1)             Party A and Party B agree to cooperate according to the provisions of Article 1 hereinabove during the term of this Agreement to render services to clients. In addition, separate technology service agreements may be executed with regard to the detailed contents of other technology services to stipulate the specific content, manner, personnel, expense (charges, etc.) for each of such technology services. Each of the above technology service agreements shall be deemed as an annex to this Agreement, and shall have the same legal effect as this Agreement.

2)             Besides the services stipulated in Article 1, Party A shall also utilize its own resources to promote and advertise the cooperation projects between Party A and Party B, and shall bear the relevant expenses incurred thereby. Meanwhile, Party A shall pay the costs for the services rendered pursuant to this Article 1, including, without limitation, the remuneration for R&D personnel, leasing expense for equipment, PR expenses, etc.

3)             Party A and Party B agree that Party B shall acquire service revenues from clients and shall distribute the same according to Article 3 hereunder.

4)             Party A agrees that Party B may cooperate with any third party (including other companies of the NetEase group) it may select to provide services to the users of Leihuo Website jointly and may share the distributable revenues among the other cooperative parties.

3.                  Share of the Cooperative Service Revenue and Payment Method

Since Party B owns Leihuo Website, all services rendered pursuant to this Agreement must be operated through Leihuo Website, and all revenues must be charged through Leihuo Website as well. Therefore, Party A and Party B agree to share the revenues generated under this Agreement according to the methods stated on Appendix 2 attached to this Agreement.

4.                                      Intellectual Property and Confidential Provisions

1)             Party A shall have sole and exclusive rights for any rights, ownership, interest, including, without limitation, any copyright, patent, proprietary rights, business secrets, etc., over all and any intellectual property created from the performance of this Agreement.

2)             With the written consent of the rightful owner, Party B may accept the transfer of any rights, ownership, interests of all and any intellectual property created from Party A’s performance of this Agreement, with the transfer method to be determined between the both Parties separately.

3)             Party A agrees to use its best reasonable efforts to protect all information marked with “confidential” or all or part of the information of Party B known to Party A (“Confidential Information”), and to keep the confidentiality of the same. Without the prior written consent of Party B, Party A shall not disclose, provide, or transfer such Confidential Information to any third party. Upon the termination or expiration of this Agreement, Party A shall return any document, material or software containing such Confidential Information to its respective owner according to Party B’s requests, or shall destroy the same by itself, and shall delete any Confidential Information stored in Party A’s electronic devices and shall stop using the same.

4)             This Article 4.1, 4.2, and 4.3 shall survive the termination or expiration of this Agreement.

5.                                      Representations and Warranties

1)             Party B hereby represents and warrants that:

(1)              Party B is a legally incorporated and validly existing enterprise registered in Hangzhou according the laws of PRC.

(2)              Party B has all the rights, powers, authorities, and capabilities and all the consents and approvals necessary for the execution, delivery and performance of this Agreement.

(3)              This Agreement will be legal, effective and binding on Party B upon execution, and may be enforced according to its provisions.

2)             Party A hereby represents and warrants that:

(1)              Party A is a legally incorporated and validly existing enterprise registered in Hangzhou according the laws of PRC.

(2)              Party A has all the rights, powers, authorities, and capabilities and all the consents and approvals necessary for the execution, delivery and performance of this Agreement.

(3)              This Agreement will be legal, effective and binding on Party A upon execution, and may be enforced according to its provisions.

6.                                      Effectuation and Term of Cooperation

This Agreement will become effective on January 1, 2010 upon execution and affixing seals by both the Parties. Unless terminated earlier pursuant to the provisions herein, this Agreement shall remain effective.

7.                                      Termination

1)             If any Party breaches this Agreement materially and fails to make rectification within 30 days after receiving the notice from the non-breaching Party regarding the occurrence of such breach, the non-breaching Party may, under the precondition that the rights and remedies of such non-breaching Party under law or otherwise not be harmed, terminate this Agreement immediately by sending notice to the breaching Party. During the term of this Agreement, Party A may terminate this Agreement by sending a written notice to the other Party 30 days in advance.

2)             Article 4 shall survive the termination or expiration of this Agreement.

8.                                      Force Majeure

1)             “Force Majeure” refers to any matter that is out of the reasonable control of any Party and that is not avoidable even with reasonable attention of the Party being affected, including, without limitation, government act, natural forces, fire, explosion, storm, flood, earthquake, tide, thunder or war. However, credit, capital or financing insufficiency shall not be regarded as a matter of force majeure. The Party that is affected by Force Majeure and seeks for the relief from performing its obligations hereunder shall notify the other Party of such matter as soon as possible.

2)             If any Party is delayed or prevented from performing its obligations hereunder by a matter of Force Majeure, no Party shall be liable for any losses, increased expenses, or damages caused thereby under this Agreement, while such failure or delay of performance shall not be regarded as a breach of contract. However, the Party alleging to be affected by a matter of Force Majeure shall use its best efforts to reduce or eliminate the influence of such matter. Once such matter of Force Majeure is eliminated, the Parties affected thereby agree to use their best efforts to restore the performance of this Agreement.

9.                                      Applicable Laws and Dispute Resolution

9.1                               The formation, validity, interpretation and performance of and settlement of disputes under this Agreement shall be governed by the laws of the PRC.

9.2                               Any dispute, conflict, or claim arising in connection with the interpretation and performance of the provisions of this Agreement (including any issue relating to the existence, validity, and termination of this Agreement) shall be resolved by the Parties in good faith through negotiations. In case no resolution can be reached by the Parties within thirty (30) days after a Party makes a request for dispute resolution through negotiations, any Party may refer such dispute to a competent court having legal jurisdiction over Hangzhou, PRC. The Parties agree to submit to the jurisdiction of such court.

10.                               Notice

Any notice or other communication sent by any Party hereunder shall be written in Chinese and English, and shall be delivered to the following addresses of the recipient(s) through personal delivery, registered air mail, air mail with postage prepaid, recognized courier service or fax (with duplicates of the faxed documents to be sent by mail for confirmation).

Party A:    NetEase (Hangzhou) Network Co., Ltd.

Room 103-105, 1F, Building 18, No.1 Jiaogong Road, Hangzhou, Zhejiang Province, P. R. China

Party B:    Hangzhou Leihuo Network Co., Ltd.

Room 601-603, 6/F, Building 18, No.1 Jiaogong Road, West Lake District, Hangzhou, Zhejiang Province, P. R. China

11.                               Transfer

1)             None of the rights or obligations may be transferred to any third party without the prior written consent of the other Party.

2)             Party B hereby agrees that, Party A may transfer its rights and obligations hereunder to any third party at its own discretion. With regard to such transfer, Party A only needs to send a written notice to Party B and does not need to obtain any consent from Party B.

12.                               Severability

If any provision herein becomes invalid, illegal or un-enforceable because of any laws, such provision shall only be invalid in the corresponding jurisdiction. The invalid provision shall not affect the legal effects of the remaining provisions of this Agreement in such jurisdiction, and shall not cause such provision to be invalid, illegal or un-enforceable in other jurisdictions.

13.                               Modification and Supplements

Party A and Party B may make modification and supplement to this Agreement in writing. Upon proper execution by the both Parties, the relevant modification and supplemental agreements shall become part of this Agreement with the same legal effect.

14.                               Supplementary Provisions

This Agreement is made in four original copies, with each Party holding two copies.

[The remainder of this page is left blank intentionally]

(Signature page, no contents below)

Party A:                                                NetEase (Hangzhou) Network Co., Ltd. (seal)

Authorized Representative:	/s/ William Lei Ding

Date: January 1, 2010

Party B:                                                Hangzhou Leihuo Network Co., Ltd. (seal)

Authorized Representative:	/s/ William Lei Ding

Date: January 1, 2010

Appendix 1

Cooperation

1)             Cooperation to be Rendered by Party B

Party B owns the Leihuo website (URL _____________ and ____________________), the Value-added Telecommunication Business Permit (under which Party B is permitted to engage in the Business of internet contents provision), and the Permit for Network Cultural Business Operations (under which Party B is permitted to engage in the business of internet game product operation (including issuing virtual currency for internet games)).

2)             Cooperation to be Rendered by Party A

According to this Agreement, Party A, in joint efforts with Party B, shall render certain services to clients, including, without limitation:

(1)                the development of computer software (including, without limitation, online games), and technical supports and maintenance for computer software operation;

(2)                the provision of broadband internet access and other operation supports.

3)             Services to be Rendered by Party A and Party B Jointly

Party A and Party B shall utilize their own tech nologies and advertising resources to render certain services (including, without limitation, value-added telecommunication services) to the users of the Leihuo website and relevant products.  The relevant technology services must be provided to the users through such website.  Facing the customers jointly, revenues shall be generated on basis on such services.  Party A and Party B must cooperate to realize such services and render the same to the clients.  Without either party, such service can not be realized.

Appendix 2
Method of Revenue Sharing

1)             Calculation of the Distributable Revenue

Party A and Party B agree that, all the service revenues acquired by Party B from clients every month, after deducting the turnover tax and fee payable (such as business tax, city maintenance and construction tax, educational surcharges etc., “Turnover Tax Payable”), the actual expenses incurred by Party B for operating the Leihuo website (excluding the expenses of the revenue share distributed to Party A and other cooperative parties), and Party B’s retainable profits, shall be deemed as the distributable revenue, which shall be the basis for revenue share among Party B, Party A and any other cooperative parties.

Party A and Party B agree that, if the turnover tax and fee payable by Party B for such aforementioned service is changed due to the adjustment of government policies, the both Parties may determine a new revenue-sharing plan through supplemental agreement in writing.

Formula for the Calculation of the Distributable Revenue:

Distributable Revenue = Service Revenue — Turnover Tax Payable Actual Expenses Incurred by Party B for Operating the Leihuo Website (excluding the expenses of the revenue share distributed to Party A and other cooperative parties and turnover tax payable) — Party B’s Retainable Profits

2)             Party B’s Retainable Profits

Since Party B owns the Leihuo website and provides service to the users of such website and relevant products jointly with Party A, Party A and Party B agree that, Party B’s retainable profits shall be calculated according to the following formula:

Party B’s Retainable Profits =  % of the Actual Expenses Incurred by Party B for Operating the Leihuo Website (excluding the expenses of the revenue share distributed to Party A and other cooperative parties and turnover tax payable)

3)             Calculation of Party A’s Share in Revenue

Party A’s Share in Revenue = Distributable Revenue * Party A’s Expenses / (Party A’s Expenses + Expenses of Other Cooperative Parties)

4)             Calculation of Other Cooperative Parties’ Share in Revenue

Other Cooperative Parties’ Share in Revenue” = Distributable Revenue * Expenses of Other Cooperative Parties / (Party A’s Expenses + Expenses of Other Cooperative Parties)

5)             Party A and Party B agree that:

(1)                Distribution may only be made according to the formula listed in sub-section 2) to 3) if the remaining amount of the service revenue is, after deducting the turnover tax payable, larger than the sum of the actual expenses incurred by Party B for operating the Leihuo website and ‘s retainable profits.

(2)                If the remaining amount of the service revenue, after deducting the turnover tax payable, is smaller than (or equals to) the amount of the actual expenses incurred by Party B for operating the Leihuo website, Party B shall not retain any profit in the current month, and no distribution shall be made for such service revenue.  The difference between the remaining amount of the service revenue after deducting the turnover tax payable and the amount of the actual expenses incurred by Party B for operating the Leihuo website shall be carried over to the following month, and shall be deducted from the distributable revenue amount of the following month.  Distribution may only be made pursuant to subsection 2) to 3) when the distributable amount is positive after such deduction.

6)             Payment Method

For Party A’s share in the revenue of the previous month, Party B shall wire transfer such amount to the following account within 1 month after each settlement.

Party A’s Bank Account:

Bank:

Name:

Account:

The bank account information of other cooperative companies in the Group shall be notified separately.